UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 1, 2012

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2012, Lucas Energy, Inc. (the “Company”), accepted the resignation of K. Andrew Lai, as the Chief Financial Officer, Treasurer and Secretary of the Company, and appointed Anthony C. Schnur as the Company’s Chief Financial Officer, Treasurer and Secretary.

Biographical information for Mr. Schnur is provided below:

Anthony C. Schnur

Mr. Schnur, age 47, served as the Vice President and Chief Financial Officer of Chroma Oil & Gas, L.P. from March 2010 to October 2012.  Chroma Oil & Gas, L.P. is a $200 million private equity backed oil and gas production company which is engaged in the acquisition, exploitation and production of conventional oil and gas located primarily in Texas and Louisiana.  From September 2002 to February 2010, Mr. Schnur served as an independent executive consultant to various start-ups and other companies in the oil & gas industry, and provided various services including developing business plans, helping to raise debt and equity, asset management, cash flow forecasting and model and development planning to such entities.  From April 2006 to December 2008, Mr. Schnur served as the Chief Executive Officer and Chief Financial Officer of NT Energy PLC, a London-based natural gas exploration company.  From August 2005 to March 2006, Mr. Schnur served as Chief Financial Officer of Starlight Corporation, an oil and gas exploration company.  From 1999 to 2002, Mr. Schnur served as the Director of Structured Transactions with Aquila Energy Capital Corporation, which was a $450 million mezzanine lending division of a $1.3 billion utility.  Prior to 1999, Mr. Schnur held various positions within and outside of the oil and gas industry, including Sales Manager and Account Executive at Aquila Energy Marketing, a natural gas wholesaler, General Manager at Computer Atrium, an outsource networking firm, and Senior Financial Analyst at Sanford Corporation.

Mr. Schnur obtained a Bachelor of Science in Business Administration in Finance from Gannon University in 1987 and a Masters of Business Administration in Marketing and Finance from Case Western Reserve University in 1992.  Mr. Schnur is a member of the Independent Petroleum Association of America; the Houston Energy Finance Group; and the ADAM-Houston, Acquisitions and Divestitures Group.

Employment Agreement with Mr. Schnur

Also effective November 1, 2012, the Company entered into an Employment Agreement with Mr. Schnur.  The agreement has a term of two years, expiring on October 31, 2014, provided that the agreement is automatically extended for additional one year terms, unless either party provides notice of their intent not to renew within the 30 day period prior to any automatic renewal date.  The Company agreed to pay Mr. Schnur a base annual salary of $310,000 during the term of the agreement, of which $290,000 is payable in cash and $20,000 is payable in shares of the Company’s common stock.  The stock consideration due under the agreement is payable in quarterly installments at the end of each quarter, based on the stock price on the last day of each quarter.  Mr. Schnur is also eligible for an annual bonus of up to 30% of his base salary in cash or stock.

In connection with the parties’ entry into the Employment Agreement, Mr. Schnur was granted five year options to purchase up to 150,000 shares of the Company’s common stock at an exercise price to be determined at the close of business on November 1, 2012 (the “Options”), of which 50,000 Options vested immediately, and the remaining 100,000 Options vest at the rate of 1/2 of such Options on the first and second anniversary dates of the effective date of the Employment Agreement.  In the event the Employment Agreement is terminated by the Company for a reason other than cause (as described in the Employment Agreement) or by Mr. Schnur for good reason (as described in the Employment Agreement), Mr. Schnur is due in the form of a lump sum payment, the product of the base salary and bonus he was paid under the agreement for the prior 12 month period, provided that if such termination occurs six months before or 24 months following the occurrence of a Change of Control (as described in the Employment Agreement), Mr. Schnur is due 200% of the amount described above upon such termination.  If Mr. Schnur's employment is terminated as a result of death or Disability (as defined in the agreement), the Company will pay his base salary which would have been payable to Mr. Schnur through the date his employment is terminated and all amounts actually earned, accrued or owing as of the date of termination.  If Mr. Schnur’s employment is terminated for Cause or Mr. Schnur voluntarily terminates his employment, the Company will pay his base salary and all amounts actually earned, accrued or owing as of the date of termination and he will be entitled for a period of three months after termination to exercise all Options granted to him under his employment agreement or otherwise to the extent vested and exercisable on the date of termination. Mr. Schnur's employment agreement contains no covenant-not-to-compete or similar restrictions after termination. Additionally, any and all unvested Options are forfeited upon the termination of the Employment Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

10.1*	Employment Agreement with Anthony C. Schnur (CFO), dated November 1, 2012

* Filed herewith

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: / s / William A. Sawyer
Name: William A. Sawyer
Title: Chief Executive Officer

Date: November 1, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1*	Employment Agreement with Anthony C. Schnur (CFO), dated November 1, 2012

* Filed herewith